Exhibit 99.2
@NFX is periodically published to keep shareholders aware of current operating activities at Newfield. It may include estimates of expected production volumes, costs and expenses, recent changes to hedging positions and commodity pricing.

July 23, 2008
This edition of @NFX includes:
•	Focus Area Updates

•	2nd Quarter Updates

•	Updated Tables Detailing Complete Hedging Positions
2Q08 HIGHLIGHTS
–	Our gross production in Malaysia is now 34,000 BOPD, reflecting new oil production from our East Belumut, Chermingat and Puteri fields.

–	Our second quarter production of 57.6 Bcfe exceeded the upper end of guidance and our cost structure was within guidance. When adjusting volumes for assets sold and acquired, our second quarter production was up approximately 20% over pro forma production in the second quarter of 2007.

–	Gross operated production from the Woodford Shale reached a record 200 MMcfe/d during the second quarter, up from 165 MMcfe/d at year end 2007. We expect to reach gross operated production of 250 MMcfe/d by year-end.

–	Production from the Monument Butte field in Utah’s Uinta Basin is now 15,600 BOPD (gross). Demand for black wax remains strong with 100% of 2008’s planned volumes and nearly 90% of 2009’s volumes sold under term contracts to area refiners.

–	We expanded our alliance with the Ute Indian Tribe for additional acreage in the Monument Butte field area. Including the new alliance, we now have 162,000 gross acres in the area, including 62,000 acres with Ute Energy LLC.

–	We entered into a second South Texas joint venture with ExxonMobil. The agreement covers 87,000 gross acres in the prolific Vicksburg Trend. Drilling is underway.
First Quarter 2008 Drilling Activity

	NFX Operated	Non-Operated	Gross Wells	Dry Holes
Mid-Continent	35	28	63
Rocky Mount.	59	6	67	2
Onshore GC	9		13	4
Gulf of Mexico	1		2	1
International	2	5	8	1
Total:	106	39	153	8

Second Quarter 2008 Drilling Activity

	NFX Operated	Non-Operated	Gross Wells	Dry Holes
Mid-Continent	32	26	59	1
Rocky Mount.	69		69
Onshore GC	10	3	14	1
Gulf of Mexico	1		1
International	2	1	3
Total:	114	30	146	2
MID-CONTINENT
THE WOODFORD SHALE
We remain the leader in the Woodford Shale — The Woodford remains the most active play in Oklahoma with 641 industry wells drilled to date. We have operated 205 of these wells and have 165,000 net acres.
We are increasing our rig count in the Woodford — We have contracted three additional rigs which will expand our operated fleet to 15 rigs in early 2009. We are contracting two new build rigs to be delivered in the second half of 2009, further expanding our count to 17 rigs. We plan to move to 24 operated rigs in the next two to three years. We have thousands of development locations on our acreage position.
Our Woodford production is growing — Since year-end 2007, our gross operated production in the Woodford has increased from 165 MMcfe/d to a second quarter high of more than 200 MMcfe/d. We have an additional 18 wells that have been drilled and await completion. Production from these wells is expected over the next few weeks. We expect that our gross operated production will reach 250 MMcfe/d before year-end, an increase of 50% over year-end 2007.
Our completed well costs continue to decrease and our finding and development costs, on a net basis, are expected to be $2/Mcfe or below — Substantially all of our planned wells in 2008 will be extended lateral completions. We have now drilled and placed on production 43 extended lateral wells, which are significantly lowering our finding and development costs. We have drilled and completed laterals as long as 4,600 feet with as many as 9 frac stages. We also have initiated drilling on our first dual lateral in the Woodford with results expected later this year.
80% of our 2008 wells will be drilled from pads — Eight of our 12 operated rigs are drilling from multi-well pads. Pad drilling has helped to significantly decrease completed well costs through the elimination of roads, and by minimizing rig mobilization days between spuds. In addition, pads allow for the use of common fracture stimulation sites that further reduce completion costs.
Newfield believes that its acreage will ultimately be developed on 60-acre spacing or less — To date, we’ve drilled and placed on production 12 development pilots that consist of 39 wells.
We have firm transport for our Woodford Development — We have agreements in place for 300,000 dth/d of firm transportation on the MidContinent Express Pipeline (MEP) and we have dedicated up to an additional 150,000 dth/d of natural gas production as it becomes available which may increase our firm capacity to 450,000 dth/d on MEP. We also have 40,000 dth/d of firm capacity in 2008, increasing to 50,000 dth/d in 2009, with Laclede Energy Resources, Inc. We may increase our firm transportation capacity in the future to accommodate our growth in the Woodford.

MOUNTAIN FRONT WASH
Production in the Mountain Front Wash reached a record 110 MMcfe/d (gross) in the second quarter - Our interest is predominately 100%, and we have approximately 50,000 net acres in the play, located in the Texas Panhandle and western Oklahoma.
ROCKY MOUNTAINS
MONUMENT BUTTE
Monument Butte production now 15,600 BOPD (gross) — Field production is expected to further increase to 16,500 BOPD by year end, representing a 20% increase in 2008. Demand for black wax is strong with 100% of 2008 planned volumes and approximately 90% of 2009’s volumes sold under term contracts with area refiners.
Success continues with our 20-acre spacing program — To date, we have drilled 82 successful wells on 20-acre spacing. Results indicate the potential to drill as many as 2,500 wells on 20-acre spacing. These locations are in addition to the more than 1,000 locations remaining to drill the field down to 40-acre spacing. At year-end 2007, we had booked less than 5 MMBbls associated with 20-acre spacing.
Activity increasing in Deep Gas play beneath Monument Butte - We have drilled the first of several deep Mancos Shale tests beneath Monument Butte under a Deep Gas Exploration Agreement with Red Technology Alliance. The well was drilled to nearly 17,000’. In addition to the Mancos Shale, other prospective targets include the Wasatch, Mesa Verde and Blackhawk formations. All of these are known gas producers in the region. The agreement allows for promoted exploratory drilling and progressive earning in approximately 71,000 net acres in which we will retain a greater than 70% interest. Approximately 10,700 net acres in the immediate vicinity of recent deep gas tests were excluded from the agreement. We are drilling our first of several operated Mancos Shale prospects in the excluded area. (NFX working interest: 85%). Under a separate JV in the eastern portion of the Monument Butte field, we are producing from one or two of the multiple producing gas zones in two recent Mancos Shale wells and additional completion work is underway.
Our newest rig in the Monument Butte field was dedicated as the “Joe B. Foster.” Joe B. Foster founded Newfield in 1989.

WILLISTON BASIN
We now have nearly 250,000 gross acres (160,000 net) in the Williston Basin — Our acreage position, which was built over the last three years, has prospective targets that include the Bakken, as well as the Madison, Red River and Three Forks/Sanish formations. We have three wells that are currently completing or testing and an additional well drilling. These wells all target the Bakken formation and complete results are expected in the third quarter. We expect to drill 10 operated wells in the area in 2008 and to participate in several outside operated wells. We also plan to test the Three Forks/Sanish formation in a well planned for the third quarter. Our current net production from the area is approximately 2,300 BOEPD.
We have several alliances and joint ventures throughout the region and are currently completing three horizontal Bakken wells.
GULF COAST
Newfield has an interest in nearly 500,000 acres in Texas and has production of more than 200 MMcfe/d. We are operating eight rigs in Texas, including five in South Texas. Newfield is active under two separate joint ventures with ExxonMobil in South Texas that cover nearly 140,000 (gross) acres. Newfield’s interest in these ventures is approximately 50%. Production from the Sarita field area is approximately 65 MMcfe/d (gross) and three additional wells are being completed.
Our second JV, announced in the second quarter, allows us to jointly explore and develop approximately 87,000 gross acres in South Texas’ prolific Vicksburg Trend. Our first wells are currently drilling. We anticipate an active drilling program in the area over the next several years.
GULF OF MEXICO
Our production from the Gulf in 2008 is expected to be about 17 Bcfe, representing a more than 20% increase over 2007 (after asset sales). The increase relates primarily to our Wrigley field development. Wrigley is producing approximately 50 MMcfe/d (gross) through a host facility operated by a major oil company. We operate Wrigley with a 50% working interest.
We have four deepwater developments underway:
PowerPlay commenced production in late June. It is a single well tieback to the existing Baldpate deepwater platform and is currently on-line producing approximately 5,900 BOPD (gross) and 16 MMcf/d. We have a 35% interest in PowerPlay.
Gladden: The MC 800#1 updip sidetrack was successful and completed. The well tested 4,600 BOPD and 5.9 MMcf/d. We expect first production in late 2009 or early 2010 from the nearby Gomez infrastructure. We operate and have a 47.5% working interest.
Anduin West: The Anduin West Prospect, located at Mississippi Canyon 754, found 30 feet of net gas and condensate pay in the first quarter. The well tested 18 MMcf/d and 2,400 BCPD. It is also located near the Gomez facility, which will process our production. We expect first production in late 2009.
Fastball will be a sub-sea tieback to one of several existing fields in the area with first production expected in late 2009 or early 2010. We operate Fastball with a 66% working interest.
We have been awarded all of the leases on which we were high bidder at the March OCS lease sale, including 14 of 23 blocks in the deepwater and five blocks in shallow water. Over the last several years, we have assembled an attractive portfolio of deepwater prospects. With this inventory, we expect to drill 3-4 wells per year for the next several years.

INTERNATIONAL
MALAYSIA
Our current production in Malaysia is 34,000 BOPD (gross) and reflects new production from the East Belumut, Chermingat (PM 323) and Puteri (PM 318) fields. Production is expected to further increase to 45,000 BOPD (gross) later this year as the fields ramp up to expected rates. We have a 50% interest in PM 318 and a 60% operated interest in PM 323.
We announced the signing of a new production sharing contract in shallow water Malaysia during the second quarter on license area SK 310. The area covers nearly 1.2 million acres and is located in about 300’ of water offshore Sarawak. Our partnership has committed to shoot 500 square kilometers of new 3-D seismic data and to drill three exploration wells. Seismic acquisition is expected to commence later this year and drilling could begin in late 2009 or early 2010. We will operate SK 310 with a 30% interest. Other partners include Mitsubishi Corporation (30% interest) and Petronas Carigali Sdn. Bhd. (40% interest), the exploration and production subsidiary of Malaysia’s state-owned Petroliam Nasional Berhad.
We entered Malaysia in 2004 and now have PSCs covering three shallow water blocks and one deepwater block. The PSCs total a combined 2.9 million acres.
The E. Belumut “A” platform which recently commenced production.
CHINA
Development drilling continues in Bohai Bay. Current production is 18,000 BOPD gross. Newfield holds a 12% interest in the unit. The partners plan to drill at least five additional development wells in 2008.

THIRD QUARTER 2008 ESTIMATES

3Q08 Estimates
	Domestic	Int’l	Total
Production/Liftings
Natural gas — Bcf	42.9 - 47.5	—	42.9 - 47.5
Oil and condensate — MMBbl	1.6 - 1.7	1.1 - 1.2	2.7 - 2.9
Total Bcfe	52.3 - 57.8	6.6 - 7.2	58.9 - 64.9

Average Realized Prices
Natural gas — $/Mcf	Note 1
Oil and condensate — $/Bbl	Note 2	Note 3
Mcf equivalent — $/Mcfe

Operating Expenses:
Lease operating
Recurring ($MM)	$43.7 - $48.3	$11.8 - $13.0	$55.5 - $61.3
per/Mcfe	$0.83 - $0.84	$1.78 - $1.81	$0.93 - $0.95
Major (workover, repairs, etc.) ($MM)	$13.7 - $15.2	—	$13.7 - $15.2
per/Mcfe	$0.26 - $0.27	—	$0.22 - $0.24

Production and other taxes ($MM)Note 4	$29.1 - $32.2	$22.6 - $24.9	$51.7 - $57.1
per/Mcfe	$0.55 - $0.57	$3.42 - $3.46	$0.86 - $0.89

General and administrative (G&A), net ($MM)	$33.1 - $36.5	$1.4 - $1.6	$34.5 - $38.1
per/Mcfe	$0.63 - $0.64	$0.21 - $0.22	$0.58 - $0.60

Capitalized G&A ($MM)			$(15.9 - $17.6)
per/Mcfe			$(0.26 - $0.28)

Interest expense ($MM)			$29.4 - $32.5
per/Mcfe			$0.49 - $0.51

Capitalized interest ($MM)			$(11.1 - $12.2)
per/Mcfe			$(0.18 - $0.20)

Tax rate (%)Note 5			38-40%

Income taxes (%)
Current			15-20%
Deferred			80-85%

Note 1: Gas prices in the Mid-Continent, after basis differentials, transportation and handling charges, typically average 75 — 85% of the Henry Hub Index. Gas prices in the Gulf Coast, after basis differentials, transportation and handling charges, are expected to average $0.40 — $0.60 per MMBtu less than the Henry Hub Index.
Note 2: Oil prices in the Gulf Coast typically equal the NYMEX WTI price. Rockies oil prices average about $15 per barrel below WTI. Oil production from the Mid-Continent typically averages 96 - 98% of WTI.
Note 3: Oil in Malaysia typically sells at Tapis, or about 90% of WTI. Oil production from China typically sells at $10 — $15 per barrel below WTI.
Note 4: Guidance for production taxes determined using $110/Bbl oil and $10/MMBtu gas.
Note 5: Tax rate applied to earnings excluding unrealized gains or losses on commodity derivatives.

NATURAL GAS HEDGE POSITIONS
Please see the tables below for our complete hedging positions.
The following hedge positions for the third quarter of 2008 and beyond are as of July 23, 2008:
Third Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
26,220 MMMBtus	$7.97	—	—	—	—
5,760 MMMBtus	—	—	$7.64 — $9.34	$7.00 — $8.00	$9.00 — $9.70
5,520 MMMBtus	—	$8.64	—	$8.58 — $8.70	—

Fourth Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
9,445 MMMBtus	$8.04	—	—	—	—
15,965 MMMBtus	—	—	$8.03 — $10.70	$7.00 — $9.00	$9.00 — $17.60
6,100 MMMBtus**	—	—	$8.70 — $13.92	$8.00 — $9.00	$11.72 — $20.10
1,860 MMMBtus	—	$8.64	—	$8.58 — $8.70	—

First Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
900 MMMBtus	$9.00	—	—	—	—
21,150 MMMBtus	—	—	$8.09 — $10.88	$8.00 — $9.00	$9.67 — $17.60
9,000 MMMBtus**	—	—	$8.70 — $13.92	$8.00 — $9.00	$11.72 — $20.10

Second Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
3,185 MMMBtus	$8.40	—	—	—	—
8,645 MMMBtus	—	—	$8.00 — $12.46	$8.00	$8.97 — $14.37

Third Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
3,220 MMMBtus	$8.40	—	—	—	—
8,740 MMMBtus	—	—	$8.00 — $12.46	$8.00	$8.97 — $14.37

Fourth Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
1,085 MMMBtus	$8.40	—	—	—	—
2,945 MMMBtus	—	—	$8.00 — $12.46	$8.00	$8.97 — $14.37

**	These 3-way collar contracts are standard natural gas collar contracts with respect to the periods, volumes and prices stated above. The contracts have floor and ceiling prices per MMBtu as per the table above until the price drops below a weighted average price of $7.20 per MMBtu. Below $7.20 per MMBtu, these contracts effectively result in realized prices that are on average $1.50 per MMBtu higher than the cash price that otherwise would have been realized.

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX gas prices, net of premiums paid for these contracts (in millions).

	Gas Prices
	$ 5.00	$ 6.00	$ 7.00	$ 8.00	$ 9.00

2008
3rd Quarter	$110	$72	$35	$(1)	$(31)
4th Quarter	$92	$65	$37	$6	$(10)

Total 2008	$202	$137	$72	$5	$(41)

2009	$171	$120	$69	$11	$(5)
In conjunction with our recent acquisition of properties in the Rocky Mountains, we hedged basis associated with 50% of the proved producing fields from August 2007 through full-year 2012. The weighted average hedged differential during this period was $(1.18) per Mcf.
Approximately 31% of our natural gas production correlates to Houston Ship Channel, 25% to CenterPoint/East, 19% to Panhandle Eastern Pipeline, 10% to Waha, 7% to Colorado Interstate, 8% to others.
CRUDE OIL HEDGE POSITIONS
The following hedge positions for the third quarter of 2008 and beyond are as of July 23, 2008:
Third Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls*	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Fourth Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls*	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

First Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
810,000 Bbls	$128.93	—	—	—	—
810,000 Bbls	—	$107.11	—	$104.50 — $109.75	—

Second Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls	$128.93	—	—	—	—
819,000 Bbls	—	$107.11	—	$104.50 — $109.75	—

Third Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls	$128.93	—	—	—	—
828,000 Bbls	—	$107.11	—	$104.50 — $109.75	—

Fourth Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls	$128.93	—	—	—	—
828,000 Bbls	—	$107.11	—	$104.50 — $109.75	—

First Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
90,000 Bbls	$93.40	—	—	—	—
810,000 Bbls	—	—	$127.97— $170.00	$125.50 — $130.50	$170.00

Second Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
90,000 Bbls	$93.40	—	—	—	—
819,000 Bbls	—	—	$127.97— $170.00	$125.50 — $130.50	$170.00

Third Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
90,000 Bbls	$93.40	—	—	—	—
828,000 Bbls	—	—	$127.97— $170.00	$125.50 — $130.50	$170.00

Fourth Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
90,000 Bbls	$93.40	—	—	—	—
828,000 Bbls**	—	—	$127.97— $170.00	$125.50 — $130.50	$170.00

*	These 3-way collar contracts are standard crude oil collar contracts with respect to the periods, volumes and prices stated above. The contracts have floor and ceiling prices per barrel as per the table above until the price drops below a weighted average price of $26.56 per barrel. Below $26.56 per barrel, these contracts effectively result in realized prices that are on average $6.44 per barrel higher than the cash price that otherwise would have been realized.

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX oil prices, net of premiums paid for these contracts (in millions).

	Oil Prices
	$50.00	$60.00	$70.00	$80.00	$90.00

2008
3rd Quarter	$(1)	$(9)	$(17)	$(25)	$(33)
4th Quarter	$—	$(8)	$(17)	$(25)	$(33)

Total 2008	$(1)	$(17)	$(34)	$(50)	$(66)

2009	$450	$389	$329	$269	$209

2010	$241	$205	$168	$132	$95
The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.
Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This publication contains forward-looking information. All information other than historical facts included in this publication, such as information regarding estimated or anticipated third quarter 2008 results, estimated full-year 2008 production, drilling and development plans, the timing of activities, the timing of initial production and future rates of production from wells, fields and regions, expected cost reductions in the Woodford Shale and the expected ultimate recovery of reserves from wells, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.